UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P.

ALTIVA MANAGEMENT INC.

BALAJI VENKATARAMAN

VIRINDER NOHRIA

LTE PARTNERS, LLC

LTE MANAGEMENT, LLC

MELKONIAN CAPITAL MANAGEMENT, LLC

RYAN MELKONIAN

TERENCE COOKE

DEEPAK SARPANGAL

GéRARD BER

ERIC ENDE

ANN MACDOUGALL

HEINZ MäUSLI

DAVID MIMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participating Stockholders’ five highly qualified nominees.

Item 1: On October 28, 2019, the Participating Stockholders issued the following press release:

ISS Recommends Shareholders Vote on the GREEN Consent Card for Election of Velan Nominees and Removal of Progenics CEO

Recommends Stockholders Vote FOR Dr. Gérard Ber, Dr. Eric Ende and David Mims

Recommends Removal of CEO Mark Baker, Citing ‘Past Questionable Actions’ and ‘Poor Performance’ and Advises ‘DO NOT VOTE’ on the WHITE card

Highlights Concern with Lantheus Transaction Process Noting Need for a ‘Second Opinion’ from Velan’s Nominees and ‘Penalizing’ Nature of Break-up Fee

Velan Urges Stockholders to Vote for ALL Five Nominees, Dr. Gérard Ber, Dr. Eric Ende, Ann MacDougall, Heinz Mäusli, and David Mims

ALPHARETTA, Ga. – October 28, 2019 – Velan Capital, L.P. (together with the other members of its group, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”) (NASDAQ:PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today announced that a leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended that shareholders vote on the GREEN consent card in support of Velan’s director nominees, Dr. Gérard Ber, Dr. Eric Ende and David Mims.

Bala Venkataraman, Managing Partner of Velan Capital, issued the following statement: “We are pleased with ISS’s conclusion that change is needed at Progenics, including the recommendation for the removal of CEO Mark Baker and for the election of Velan nominees Dr. Gérard Ber, Dr. Eric Ende and David Mims to the Board. We also urge stockholders to vote for the election of Ann MacDougall and Heinz Mäusli. In our view, the addition of only three of our director nominees would represent insufficient change given the value destructive behavior of the current Board – behavior that ISS widely acknowledges throughout its report.

Notably, ISS’ report does not provide a recommendation on why stockholders should vote for Dr. Scheinberg and Ms. Williams, and instead states that “some shareholders may well opt for greater urgency by electing the full dissident slate, particularly given that all of the dissident nominees appear well-qualified and the dissident has presented a go-forward plan that, albeit not risk-free, appears sound,” but ISS is recommending three directors instead of all five to avoid “triggering the full break-up fee.”

While we appreciate ISS’ concern and its “conservative approach”, our belief is the urgent need for significant change outweighs the issue of the break-up fee, and that Progenics’ current board should not be rewarded for “effectively penalizing shareholders…if they choose to support (Velan).” In Velan’s estimate, the break-up fee would be equal to or less than the further value destruction that may occur by allowing a majority of the incumbent directors to prolong their already excessive and detrimental tenures.

Our five fully-independent, highly-qualified nominees possess the skillsets and expertise needed to address the neglect of stockholder interests, persistent underperformance and strategic failures that have been overseen by the current Board and management. We strongly believe reconstituting the Board is an important step to realizing Progenics’ value potential.”

In its report, ISS comments on various governance and oversight issues, noting that:

•	“[T]he board's actions appear to be inconsistent with its claim that it has decisively responded to shareholder feedback…the board's decision to grant options to the directors that have received a no-confidence vote from shareholders, and more alarmingly, include them in negotiations on a transaction that could significantly affect shareholder returns, does raise concerns about the board's sincere openness to shareholder feedback.”

•	“The timing and the content of the board's settlement proposals to the dissident raise questions of sincerity and good faith…[the board’s latest] proposal would have been far more compelling prior to the announcement of the Lantheus deal, particularly given that Baker would be departing anyway if the deal goes through.”

•	“As the board did during the AGM campaign, it once again engaged in some last-minute ethical accusations…the board's concern about reputational risk from dissident nominees seems highly inconsistent, given past questionable actions by Baker.”

In its report, ISS affirms the key operational and performance issues highlighted by Velan and comments on its nominees’ ability to address them, noting that:

•	“The company's 2Q19 results confirm that the current management team does not have a good handle on the company's operations or finances.”

•	“The dissident's 100-day plan includes specific steps to assess supply chain and ensure manufacturing capabilities for AZEDRA, as well as 1095 and PyL.…Dissident nominees Ber and Mäusli, in particular, appear to have directly relevant experience”

•	“Ende’s board experience at companies undergoing turnarounds and transactions, as well as analytical background, would be directly relevant and valuable in both an independent review of the Lantheus transaction and the development of a turnaround plan. Ber's background as the co-founder and COO of Advanced Accelerator Applications, a radiopharmaceutical company that was acquired by Novartis, would also directly address Progenics' current needs. In addition, Ber's personal investment into Progenics shares aligns his interests with those of shareholders. Finally, Mims' leadership experience, which included participation in multiple transactions, would provide the skills necessary for both immediate tasks.”

ISS also addressed concerns around the Lantheus transaction, writing that:

•	“The excess of the share price over the deal value likely reflects the market's view that the transaction undervalues PGNX shares.”

•	“There are some additional potential concerns with the process and the negotiated provisions, including the fact that two directors that had received a vote of no confidence from shareholders participated in the negotiations and the board recommendation; that the board agreed to a $18.34 million termination fee that limits shareholders' optionality; the absence of a collar or a go-shop provision; and the timing of the announcement in the midst of a consent solicitation. The cumulative fact pattern suggests that a second pair of eyes may be necessary to assess whether this deal is in the best interest of the shareholders.”

•	“A vote for the dissident nominees does not necessarily equate to rejecting the transaction, despite the company's attempts to characterize it as such. If voted onto the board, the dissident nominees…explicitly stated that they plan to analyze it, rather than reject it outright.”

•	“The board's acceptance of the termination fee raises further skepticism. The board's accusation that the dissident is taking the choice on the merger away from shareholders seems ironic, as the board itself has chosen to announce the transaction in the middle of the consent solicitation, effectively penalizing shareholders $18.34 million if they choose to support the dissident.”

•	“Given the need for change as outlined above and effectively acknowledged by the incumbent board through its decision to sell the company, as well as the benefit of an independent review of the Lantheus transaction, a refreshed board would be in the best interest of the shareholders.”

Velan, like ISS, recommends that all stockholders vote on the GREEN Consent Card TODAY to save Progenics. For more information, visit www.savepgnx.com.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Velan Capital, L.P., Altiva Management Inc., Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC, Ryan Melkonian, Terence Cooke, Deepak Sarpangal, Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims (collectively, the “Participants”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participants’ five director nominees.

Stockholders are advised to read the definitive consent statement and any other documents related to the solicitation of consents by the Participants because they contain important information, including additional information relating to the Participants. These materials and other materials filed by the Participants in connection with the solicitation of consents will be available at no charge at the SEC’s website at www.sec.gov. The definitive consent statement and other relevant documents filed by the Participants with the SEC will also be available, without charge, by calling the Participant’s proxy solicitor, Okapi Partners LLC, toll-free at (888) 785-6673 or by requesting copies via email to info@okapipartners.com.

Contacts

Investors:
Deepak Sarpangal
(415) 677-7050
info@velancapital.com

Okapi Partners LLC
Pat McHugh / Jason Alexander
(212) 297-0720
info@okapipartners.com

Media:
Joe Germani / Sarah Braunstein
Sloane & Company
(212) 486-9500

Item 2: On October 28, 2019, the following material was posted by the Participating Stockholders to www.savePGNX.com: